Exhibit 10.1

ASSET ACQUISITION BETWEEN

CHINA DONGSHENG INTERNATIONAL AND KILIMANJARO LITHIUM LTD.

FEBRUARY 24, 2023

This Definitive Agreement (the “Agreement”) summarizes the terms relating to a proposed asset acquisition to be entered into between Kilimanjaro Lithium LTD, (“KLL” see Appendix A) and CHINA DONGSHENG INTERNATIONAL., a Delaware Corporation, with a registered address of 4005 West Reno

Ave, Suite F, Las Vegas, NV 89118 (the “Purchaser”) and Lawrence Stephenson (LS) the Founder of KLL

Proposed Terms

1.	Transaction Structure:	Subject to the terms and the satisfaction of the conditions described in this Agreement (as defined below), upon closing of the transactions contemplated hereby (the “Proposed Transactions”): (1) the Purchaser shall acquire the exclusive right to earn 100% of the legal right to obtain, prospect and exploit the Prospecting Licenses (“PLs” see Appendix B) that contain the Titan Lithium Projects (the “Properties”) from KLL.

2.	Acceptance Date:	February 24, 2023.

3.	Acquisition Consideration

Under this agreement, for 80% ownership in the Properties the Purchaser will issue to LS and LS will have transferred to KLL the Properties:

(a)    One Hundred and Thirty-Three Million (133,000,000) shares of China Dongsheng International common stock issued to KLL.

(b)    After the Purchaser has attained 80% ownership, the Purchaser shall be responsible for exploration and development expenditures and shall make cash payments as follows:

(i)            A cash payment of $15,000; this payment has been paid to LS on January 27, 2023.

(ii)           A cash payment of $50,000 (this amount includes the payment for the annual fees for the PLs) will be paid to LS

(iii)          A cash payment of $75,000 will be paid to LS within 60 days of the date of Closing or when suitable financing is done.

(iv)          A cash payment of $75,000 will be paid to LS within 120 days of closing or when suitable financing is done.

(v)           A cash payment of $100,000 will be paid to LS within 6 months of closing or when suitable financing is done.

(vi)          A cash payment of $100,000 will be paid to LS within 9 months of closing or when suitable financing is done.

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3	Acquisition Consideration continued:

Upon receipt of shares, LS will transfer the title and ownership of and all the legal rights to the Prospecting Licenses (“PLs”) that contain the Titan Lithium Projects (the “Properties”) to KLL. And KLL will Maintain that option directly for the Purchaser

LS will maintain a 20% beneficial interest in the Properties until the purchaser makes further payments of;

(vii)        $1,000,000 for each addition 5% interest for up to 100% interest for an aggregate payment of $4,000,000

(viii)       LS shall retain a 3% Net Smelter Return (“NSR”) in the Properties, however, the purchaser holds the exclusive right to purchase up to 2% of the NSR for $1,000,000 per 1%, for an aggregate of up to $2,000,000.

4.	Closing Conditions:

The consummation of the Proposed Transactions shall be subject in all respects to customary conditions, including:

1.     satisfactory completion of legal, accounting, tax, financial, commercial, environmental, and other due diligence

2.     approval of the Proposed Transaction by the board of directors of KLL and Purchaser (see Appendix C and D). (and LS?)

3.     the parties’ execution of this Agreement, including but not limited to appropriate indemnification and other legal agreements.

4.     no material adverse change in the results of operations, prospects, condition (financial or otherwise) or assets of Purchaser and KLL’s business.

5.     Purchaser’s, as well as KLL’s, and LS representations and warranties in this Agreement being true and accurate at the time of closing.

6.     no person or government entity having commenced or threatened to commence any litigation or proceeding to challenge, restrain, or otherwise interfere with the Proposed Transactions.

5.	Due Diligence and Access:	As soon as reasonably practicable after the date of this Agreement, the parties and their representatives shall commence a detailed due diligence investigation of each other. Such due diligence will include, but will not be limited to, a complete review of the legal, financial, tax, environmental, intellectual property, and labor records and agreements of the business, and any other matters that the parties’ legal counsel, accountants, tax, or other advisors reasonably deem relevant.

From and after the date of this Agreement each party shall reasonably respond to the other party’s due diligence inquiries and shall authorize its representatives to provide the other party’s officers, employees, representatives, and advisors with full access to its records, key employees, advisers and operations for the purpose of the other’s due diligence.

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6.	Corporate Governance:	Lawrence Stephenson, CEO of KLL, will join the Executive Team upon consummation of the merger.

7.	Expenses:	Each party will bear its own expenses.

8.	Closing Target Date:	This transaction is envisaged to close upon the issuance of shares in the Purchaser.

9.	Working Capital:	For the avoidance of doubt, the Purchaser will be responsible for the development, exploration and working capital costs related to the property.

10.	Net Smelter Royalty:	LS shall retain a 3% Net Smelter Return (“NSR”) to which the Purchaser will have the exclusive right to purchase up to 2% as per the Merger Conditions set out in 4 (viii).

11.	Governing Law:	THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEVADA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEVADA.

12.		The parties acknowledge and agree that neither party shall have any liability or obligation to the other party, except as set forth in the provisions of this Agreement that shall be legally binding obligations.

13.	Miscellaneous:	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement and shall become effective when signed and delivered by each of the parties hereto. A manual signature on this Agreement whose image shall have been transmitted electronically will constitute an original signature, and delivery of copies of this Agreement by electronic transmission will constitute delivery of this Agreement, for all purposes.

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AGREED AND ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

Kilimanjaro Lithium LTD

By:

Name:

Title: CEO

Date: February 24, 2023

ADD

By:

Name:

Date: February 24, 2023

CHINA DONGSHENG INTERNATIONAL.

By:

Name:	Craig Alford

Title:	Chief Executive Officer

Date:	February 24, 2023

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